Exhibit 10.18
[Compellent Technologies, Inc. Letterhead]
September 29, 2008
Duston Williams
153 Fremont Avenue
Los Altos, CA 94022
Dear Duston,
On behalf of the Compellent Technologies Board of Directors and team, I am pleased to extend this offer for you to join our Board of Directors effective October 1, 2008.
This offer includes board fees of $20,000 per year plus $5,000 per year for membership on the Audit Committee. All fees are paid quarterly during the third month of the quarter.
In addition to the cash fees above, you will also be granted a stock option valued at $250,000 using the pricing variables of the Black-Scholes option valuation model. I currently estimate this will approximate 35,000 shares but the exact number will be calculated as of October 1, 2008. The exercise price will be the “Fair Market Value” of the Company’s Common Stock as determined in accordance with the terms of the 2007 Plan, which is the closing price as reported on the NYSE Arca on the grant date. The terms and vesting associated with these options are contained in the Employee Stock Option Agreement which is included with this letter. The option will vest over three years.
Duston, the entire Compellent team is excited to have you join the team! Please signify your acceptance to this offer with your signature below and return a signed copy to Jack Judd, Chief Financial Officer, by September 30, 2008. Congratulations!

Sincerely,	Accepted by:

/s/ Phil Soran	/s/ Duston Williams

Phil Soran	Date: 9/30/08
President & CEO

Enclosures